Exhibit 99.2

AMENDMENT TO THE

ZENEDGE, INC. 2015 STOCK PLAN

This Amendment (this “Amendment”) to the Zenedge, Inc. 2015 Stock Plan (the “Plan”), is effective as of March 5, 2018 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Zenedge, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 17 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, OC Acquisition LLC and Oracle Corporation are entering into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company; and

WHEREAS, in accordance with Section 4.14 of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, conditioned upon the Closing of the Merger (as each term is defined in the Merger Agreement) and effective as of the Effective Date, the Plan is hereby amended as follows:

1. Section 2(b)(xi) of the Plan is amended to read in its entirety as follows:

(xi) [reserved]

2. Section 2(b)(xii) of the Plan is amended to read in its entirety as follows:

(xii) [reserved]

3. Section 2 of the Plan is amended to add a new subsection (g) to read in its entirety as follows:

(g) Notwithstanding anything in the Plan to the contrary, except as provided in Section 13, neither the Board nor the Committee (or any successor board or committee) shall have the authority to effect the cancellation of any or all outstanding Options (as may be assumed or continued in full force and effect in connection with an Acquisition) and to grant in substitution thereof new Options covering the same or different number of shares but with an exercise price per share based on the Fair Market Value per share on the new Option grant date, or otherwise directly reduce the exercise price in effect for such outstanding Options.

4. Section 6(a) of the Plan is amended to add the following sentence to the end thereof:

“Notwithstanding anything to the contrary, the price per share specified in the agreement relating to each NSO granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant.”

5. Section 13 of the Plan is amended to read in its entirety as follows:

13. Acquisitions.

(a) If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of outstanding Stock Rights shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price (if any) per share to reflect such subdivision, combination or stock dividend.

(b) In the event of an Acquisition (as defined below), each outstanding Stock Right, as determined by the Board or Committee in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Acquisition, (iv) cancelled and replaced with a cash retention program of the Company or any successor corporation (or parent thereof), and which, for Options, preserves the spread existing on the unvested shares subject to the Option at the time of the Acquisition (the excess of the Fair Market Value of those shares over the aggregate exercise price for such shares) and, subject to subsection (d) below, provides for subsequent payout of the cash payment (including the spread) in accordance with the same vesting schedule applicable to the unvested shares subject to the Stock Rights, but only if such replacement cash program would not result in the treatment of the Stock Right as an item of deferred compensation subject to Section 409A of the Code, or (v) any combination of the foregoing. Determinations by the Board or Committee under this Section need not be uniform among grantees. In the event of an Acquisition, the Board or Committee may determine that any outstanding Stock Right that is partially vested and partially unvested at the effective time of the Acquisition shall be treated as two separate Stock Rights, consisting of a vested Stock Right, to the extent such Stock Right is vested, and an unvested Stock Right, to the extent such Stock Right is unvested.

(c) To the extent an outstanding Stock Right is not assumed, substituted, continued or replaced in accordance with subsection (b), the Board or Committee in its discretion shall have the authority to provide that to the extent any Stock Right remains unexercised and outstanding on the effective date of the Acquisition, such Stock Right shall be cancelled and terminate and the grantee shall become entitled to receive, upon consummation of the Acquisition and subject to subsection (d), a lump sum cash payment in an amount equal to the product of (A) the number of shares of Common Stock subject to the Stock Right and (B) the excess of (x) the Fair Market Value per share of Common Stock on the date of the Acquisition over (y) the per share exercise price or purchase price in effect for such Stock Right. However, any such Stock Right shall be subject to cancellation and termination, without cash payment or other consideration due the grantee, if the Fair Market Value per share of Common Stock on the date of such Acquisition is less than the per share exercise price or purchase price in effect for such Stock Right.

(d) The Board or Committee shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Acquisition shall apply to any cash payment made pursuant to subsection (b) or subsection (c) to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

(e) Immediately following the consummation of an Acquisition, (i) all outstanding Stock Rights shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition, and (ii) no further Stock Rights may be granted under the Plan.

(f) In the event of any Acquisition, the Board or Committee in its discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full.

(g) Each Stock Right that is assumed in connection with an Acquisition or otherwise continued in effect shall be appropriately adjusted, immediately after such Acquisition, to apply to the number and class of securities into which the shares of Common Stock subject to that Stock Right would have been converted in consummation of such Acquisition had those shares actually been outstanding at that time. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Acquisition, (ii) the exercise price or purchase price payable per share under each outstanding Stock Right, provided the aggregate exercise price or purchase price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Acquisition, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Stock Rights and subject to the Board’s or Committee’s approval, substitute one or more shares of its own common stock with a Fair Market Value equivalent to the cash consideration paid per share of Common Stock in such Acquisition.

(h) If the vesting of any Stock Right is based, in whole or in part, on performance, and such Stock Right is assumed or otherwise continued in full force and effect in connection with an Acquisition, the Board or Committee shall determine how the unvested portion of the Stock Right shall vest following the Acquisition, including without limitation, whether such Stock Right shall automatically become vested at the target or maximum level of performance, whether such Stock Right shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

(i) The Board or Committee shall have the discretion, exercisable either at the time a Stock Right is granted or at any time while such a Stock Right remains outstanding, to structure such Stock Right so that (i) all or a portion of the shares subject to the Stock Right shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested shares subject to that Stock Right shall immediately terminate) upon the occurrence of an Acquisition, whether or not such Stock Right is to be assumed in the

Acquisition or otherwise continued in effect or (ii) all or a portion of the shares subject to such Stock Right will automatically vest on an accelerated basis should the grantee’s employment or other relationship with the Company (or successor corporation) terminate by reason of an involuntary termination within a designated period following the effective date of any Acquisition in which the Stock Right is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

(j) In the event of the proposed dissolution or liquidation of the Company, each Stock Right will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board or the Committee.

(k) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to a Stock Right. No adjustments shall be made for dividends paid in cash or in property other than Common Stock of the Company.

(l) Unless determined otherwise by the Board or the Committee, no fractional shares shall be issued under the Plan and any optionee who would otherwise be entitled to receive a fraction of a share upon exercise of a Stock Right shall receive from the Company cash in lieu of such fractional shares in an amount equal to the Fair Market Value of such fractional shares, as determined in the sole discretion of the Board or the Committee.

(m) The portion of any ISO accelerated in connection with an Acquisition shall remain exercisable as an ISO only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Stock Right shall be exercisable as a NSO under the Federal tax laws.

(n) The grant of Stock Rights under the Plan shall in no way affect the right of the Company to adjust, classify, reorganize or otherwise change its capital or business structure or to merger, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(o) As used in the Plan, “Acquisition” means:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company; or

(iii) the acquisition in a single transaction or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employed benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; provided, however, that the Board or Committee shall determine under this clause (iii) whether multiple transactions are related, and its determination shall be final, binding and conclusive.

6. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

ZENEDGE, INC.

/s/ Yuri Frayman
By

Yuri Frayman
Print Name

Chief Executive Officer
Title

March 5, 2018
Date